United Security Bancshares - Net Income $356,000 during the First Quarter and Continued Reduction in Problem Assets

FRESNO, Calif., April 28, 2011 /PRNewswire/ -- United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $356,000 or $0.03 per basic and diluted common share for the three months ended March 31, 2011, as compared to $442,000 of $0.03 per basic and diluted common shares for the three months ended March 31, 2010.

Annualized return on average equity (ROE) for the three months ended March 31, 2011 was 2.06%, compared to 2.33% for the same period in 2010. Annualized return on average assets (ROA) was 0.22% for the three months ended March 31, 2011 compared to 0.25% for the same three-month period in 2010.

The Board of Directors of United Security Bancshares declared a second quarter 2011 stock dividend of one percent (1%) on March 22, 2011. The stock dividend was payable to shareholders of record on April 8, 2011, and the shares were issued on April 20, 2011.

Dennis R. Woods, President and Chief Executive Officer of the Company, added, "We continue to work through our problem assets and have seen reductions in the levels of both nonaccrual and impaired loans during the first quarter of 2011. Sales of OREO properties have gained momentum during 2011 with $1.2 million in gross sales completed during the first quarter. We have completed additional sales on four properties so far in April 2011, and have other sales pending in escrow. During the quarter, we have been able to reduce the level of problem assets, while strengthening the allowance for loan losses, and generating net income for the shareholders."

Shareholders' equity at March 31, 2011 was $73.6 million, up $326,000 from shareholders' equity of $73.3 million reported at December 31, 2010.

Net interest income before provision for credit loss for the three months ended March 31, 2011 totaled $6.2 million, down $938,000 from $7.2 million reported during the three months ended March 31, 2010. The net interest margin was 4.42% for the three months ended March 31, 2011 as compared to 4.76% for the three months ended March 31, 2010. On a three-month comparative basis, the Company has continued to benefit from decreasing costs on interest-bearing liabilities, but these benefits have been outweighed by declines in yields on earning assets as loan volumes have dropped over the past year.

Noninterest income for the three months ended March 31, 2011 totaled $1.1 million, reflecting a decrease of $183,000 from $1.3 million in noninterest income reported for the three months ended March 31, 2010. Customer service fees continue to provide the majority of the Company's noninterest income, totaling $867,000 for the three months ended March 31, 2011, as compared to $948,000 for the three months ended March 31, 2010. Changes in noninterest income on a quarter-to-quarter comparative basis are largely the result of decreases of $524,000 in fair value gains recorded on the Company's junior subordinated debt, which more than offset increases of $336,000 in gains realized on the sale of other real estate owned between the two three-month periods.

Noninterest expense totaled $6.1 million for the three months ended March 31, 2011, down $268,000 from $6.3 million reported for the three months ended March 31, 2010. Between the three-month comparative periods, decreases in impairment losses on other real estate owned, investment securities, and intangible assets, were partially offset by modest increases in regulatory insurance assessments.

For the three months ended March 31, 2011 the provision for loan loss was $890,000, compared to $9.1 million for the three months ended December 31, 2010, and $1.6 million for the three months ended March 31, 2010. This represents a decrease of $8.2 million between the quarters ended March 31, 2011 and December 31, 2010, and a decrease of $741,000 between the quarters ended March 31, 2011 and March 31, 2010. Net loan charge-offs totaled $665,000 for the three months ended March 31, 2011 as compared to $5.6 million for the three months ended December 31, 2010, and $443,000 for the three months ended March 31, 2010. With continued weakness in the economy and real estate markets within our service area, we continue to build the allowance for loan losses which totaled 3.87% of total loans at March 31, 2011 compared to 3.75% of total loans at December 31, 2010, and 3.12% of total loans at March 31, 2010. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at March 31, 2011 to be adequate.

Non-performing assets, comprised of nonaccrual loans, other real estate owned through foreclosure (OREO), and loans more than 90 days past days and still accruing interest, decreased approximately $4.6 million between December 31, 2010 and March 31, 2011. Nonperforming assets decreased as a percentage of total assets from 10.40% of total assets at December 31, 2010 to 9.83% of total assets at March 31, 2011 as the Company continues to successfully work out, or dispose of, problem assets. Nonaccrual loans decreased $5.0 million between December 31, 2010 and March 31, 2011, while OREO, decreased $429,000 during the same period. Impaired loans totaled $48.8 million at March 31, 2011, decreasing $2.0 million from the balance of $50.9 million at December 31, 2010.

United Security Bancshares is a $670+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business, including California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and particularly the section of Management's Discussion and Analysis. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets
(dollars in thousands)
	March 31,	December 31,
	2011	2010
Assets
Cash and noninterest-bearing deposits in other banks	$14,036	$13,259
Cash and due from Federal Reserve Bank	89,180	85,171
Federal funds sold	0	0
Cash and cash equivalents	103,216	98,430
Interest-bearing deposits in other banks	1,406	4,396
Investment securities (AFS at market value)	51,625	51,503
Loans and leases, net of unearned fees	432,264	441,046
Less: Allowance for credit losses	(16,745)	(16,520)
Net loans	415,519	424,526
Premises and equipment - net	12,738	12,909
Bank owned life insurance	15,625	15,493
Intangible assets	6,988	7,186
Other real estate owned	35,151	35,580
Other assets	27,869	28,187
Total assets	$670,137	$678,210
Deposits:
Noninterest bearing demand and NOW	$212,123	$199,675
Money market and savings	163,124	158,253
Time	180,411	199,538
Total deposits	555,658	557,466
Borrowed funds	25,000	32,000
Other liabilities	4,808	4,828
Junior subordinated debentures (at fair value)	11,074	10,646
Total liabilities	596,540	604,940
Shareholders' equity:
Common shares outstanding:
13,133,871 at March 31, 2011
13,003,849 at December 31, 2010	39,874	39,869
Retained earnings	34,164	33,807
Accumulated other comprehensive income	(441)	(406)
Total shareholders' equity	73,597	73,270
Total liabilities and shareholders' equity	$670,137	$678,210

United Security Bancshares

Three Months Ended March 31, 2011 and 2010
(dollars in 000s, except per share amounts)
	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2011	2010
Interest income:
Interest and fees on loans	$6,420	$7,540
Interest on investment securities	597	868
Interest on Federal funds sold and
deposits in other banks	61	20
Total interest income	7,078	8,428
Interest expense:
Interest on deposits	768	1,158
Interest on other borrowed funds	85	107
Total interest expense	853	1,265
Net interest income before provision for credit losses	6,225	7,163
Provision for credit losses	890	1,632
Net interest income	5,335	5,533
Noninterest income:
Customer service fees	867	948
Increase in cash surrender value of
bank owned life insurance	141	134
Gain on sale of loans	0	0
Loss on sale of other real estate owned	280	(56)
(Loss) gain on Fair Value Option of Financial Assets	(367)	157
Other noninterest income	207	128
Total noninterest income	1,128	1,311
Noninterest expense:
Salaries and employee benefits	2,321	2,281
Occupancy expense	893	913
Professional fees	439	387
Regulatory insurance assessments	513	391
Impairment losses and other expenses on OREO	916	1,103
Impairment losses on goodwill and intangible assets	36	57
Impairment losses on investment securities	0	244
Other noninterest expense	939	949
Total noninterest expense	6,057	6,325
Income before income tax provision	406	518
Provision for income taxes	50	76
Net Income	$356	$442

United Security Bancshares
Selected Financial Data (Quarters Unaudited)
(dollars in 000s, except per share amounts)
	Three months Ended	Three months Ended
	March 31,	March 31,
	2011	2010
Basic earnings per share	$0.03	$0.03
Diluted earnings per share	$0.03	$0.03
Weighted average basic shares for EPS	13,133,871	13,133,871
Weighted average diluted shares for EPS	13,133,871	13,133,871

Annualized return on:
Average assets	0.22%	0.25%
Average equity	2.06%	2.33%
Yield on interest-earning assets	5.03%	5.60%
Cost of interest-bearing liabilities	0.79%	1.04%
Net interest margin	4.42%	4.76%
Annualized net charge-offs to average loans	0.62%	0.35%

	March 31,	December 31,
	2011	2010
Shares outstanding - period end	13,133,871	13,003,840
Book value per share	$5.66	$5.63
Tangible book value per share	$5.12	$5.08
Efficiency ratio	82.36%	85.76%
Total nonperforming assets	$65,906	$70,521
Nonperforming assets to total assets	9.83%	10.40%
Total Impaired loans	$48,849	$50,881
Total nonaccrual loans	$29,398	$34,394
Allowance for loan losses to total loans	3.87%	3.75%

CONTACT: Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928